Filed pursuant to Rule 433

dated February 28, 2024

Relating to

Preliminary Pricing Supplement dated February 28, 2024

to Prospectus Supplement dated February 28, 2024 and

Prospectus dated November 13, 2023

Registration Statement No. 333-275512

Pricing Term Sheet for 5.450% Secured Medium-Term Notes, Series Q, due March 1, 2054

PUBLIC SERVICE ELECTRIC AND GAS COMPANY (PSE&G)

Issuer: Public Service Electric and Gas Company

Trade Date: February 28, 2024

Original Issue Date/Settlement Date: March 1, 2024

Principal Amount: $550,000,000

Price to Public: 99.400% of Principal Amount, plus accrued interest, if any, from March 1, 2024 if settlement occurs after that date

Interest Rate: 5.450% per annum

Interest Payment Dates: March 1 and September 1, commencing September 1, 2024

Redemption: As specified in Preliminary Pricing Supplement dated February 28, 2024. Make whole amount prior to September 1, 2053 to be determined at a discount rate equal to the Treasury Rate plus 20 basis points (0.200%).

Maturity Date: March 1, 2054

CUSIP: 74456QCR5

Joint Book-Running Managers:

BNP Paribas Securities Corp. ($81,125,000)

BNY Mellon Capital Markets, LLC ($81,125,000)

CIBC World Markets Corp. ($81,125,000)

MUFG Securities Americas Inc. ($81,125,000)

PNC Capital Markets LLC ($81,125,000)

RBC Capital Markets, LLC ($60,500,000)

U.S. Bancorp Investments, Inc. ($60,500,000)

Co-Managers:

Academy Securities, Inc. ($11,688,000)

Samuel A. Ramirez & Company, Inc. ($11,687,000)

The issuer has filed a registration statement (including a prospectus, a prospectus supplement and a preliminary pricing supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus, the prospectus supplement and the preliminary pricing supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s Web site at www.sec.gov. Alternatively, the issuer or any underwriter participating in the offering will arrange to send you these documents if you request them by calling BNP Paribas Securities Corp. toll-free at (800) 854-5674, BNY Mellon Capital Markets, LLC toll-free at (800) 269-6864, CIBC World Markets Corp. toll-free at (800) 282-0822, MUFG Securities Americas Inc. toll-free at (877) 649-6848, or PNC Capital Markets LLC toll-free at (855) 881-0697.